This  slide  is  not  for  distribution  in  isolation  and  must  be  viewed in conjunction  with  the  accompanying  term sheet, product supplement, underlying supplement,  prospectus  supplement  and  prospectus, which further describe the terms, conditions and risks associated with the notes.

Dual  Directional  Contingent Buffered Equity Note ("CBEN") JPMorgan Capped Dual
Directional  Contingent  Buffered Equity Notes Linked to the Euro Stoxx 50 Index
due February 18, 2016

The notes are designed for investors who seek an unleveraged return equal to any appreciation  (with  a  maximum  return  of  at least 13.25%), or an unleveraged return  equal  to  the absolute value of any depreciation (up to 13.25%), of the
Euro  Stoxx 50 Index at maturity, and who anticipate that the Ending Index Level will not be less than the Initial Index Level by more than 13.25% .

Trade Details/Characteristics
Underlying                       SX5E Index
Currency                         USD
Contingent Buffer Amount         13.25%
Monitoring Period                At Maturity
Maximum Upside Return            13.25%
Maximum Potential Loss           100.00%
Payment at Maturity              If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum
                                 Return. Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per
                                 $1,000 principal amount note will be calculated as follows:
                                 $1,000 +($1,000 x Index Return), subject to the Maximum Return
                                 If the Ending Index Level is less than the Initial Index Level by up to 13.25%, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 + ($1,000 X Absolute Index Return)
                                 Because the payment at maturity will not reflect the Absolute Index Return if the Ending Index Level is less than the Initial Index Level by more than 13.25%, your maximum payment at maturity if the Index Return is negative is $1,132.50 per $1,000 principal amount note.
                                 If the Ending Index Level is less than the Initial Index Level by more than 13.25%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than
                                 13.25%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                 $1,000 + ($1,000 x Index Return)
                                 If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, you will lose more than 13.25% of your principal amount and may lose all of your principal amount at maturity.
Index Return:                    (Ending Index Level - Initial Index Level)/Initial Index Level
Absolute Index Return:           The absolute value of the Index Return. For example, if the Indeex Return is -5%, the Absolute
                                 Index Return wil equal 5%.
Initial Index Level              The closing level of the Index on the pricing date
Ending Index Level:              The arithmetic average of the closing levels of the Index on each of the five Ending Averaging
                                 Dates
Ending Averaging Dates:          February 8, 2016, February 9, 2016, February 10, 2016, February 11, 2016, and February 12, 2016
Maturity Date:                   February 18, 2016
Preliminary Termsheet            http://www. sec. gov/Archives/edgar/data/19617/000095010315000557/dp52893_fwp-130. htm

Please see the term sheet hyperlinked above for additional information about the notes,  including  JPMS's  estimated  value, which is the estimated value of the notes when the terms are set.

Risk Considerations

[]  The  risks  identified  below  are not exhaustive. Please see the term sheet hyperlinked above for more information.

[]  Your  investment  in  the  notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase and Co.

[]  Your  maximum  gain  on  the  notes is limited by the maximum return and the contingent buffer ammount.

[]  JP  Morgan  Chase  and  Co.  and  its  affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and  hedging  JPMorgan  Chase  and  Co.'s  obligations  under  the  notes. Their interests may be adverse to your interests.

[]  JPMS's  estimated value does not represent the future value of the notes and may differ from others' estimates.

[]  JPMS's  estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.

[] Risks related to non-U.S. issuers of equity securities.

[]  The  value  of  the  notes  as  published  by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time.

[] No interest payments and no ownership or dividend rights in stocks comprising the Index.

[] No direct exposure to fluctuations in foreign exchange rates

[]  Lack  of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so.

[]  Even if there is a secondary market, it may not provide enough liquidity for you to trade or sell the notes easily.

[]  Secondary market prices of the notes will likely be lower than the price you paid  for  the  notes  and  will  be impacted by a number of economic and market factors.

Hypothetical Payout For CBEN
[GRAPHIC OMITTED]

The  graph  above  demonstrates  the  hypothetical  total return on the notes at maturity  for  the notes detailed in the table below. Your investment may result in a loss of all of your principal at maturity.

Ending Index Level       Index Return    Absolute Index Return   Total Return
6,120.00                 80.00%          80.00%                  13.25%
4,420.00                 30.00%          30.00%                  13.25%
4,080.00                 20.00%          20.00%                  13.25%
3,850.50                 13.25%          13.25%                  13.25%
3,740.00                 10.00%          10.00%                  10.00%
3,570.00                 5.00%           5.00%                   5.00%
3,485.00                 1.00%           1.00%                   1.00%
3,400.00                 0.00%           0.00%                   0.00%
3,230.00                 -5.00%          5.00%                   5.00%
3,060.00                 -10.00%         10.00%                  10.00%
2,949.50                 -13.25%         13.25%                  13.25%
2,949.16                 -13.26%         13.26%                  -13.26%
2,720.00                 -20.00%         20.00%                  -20.00%
1,360.00                 -60.00%         60.00%                  -60.00%

The  table  above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a  percentage,  that  results  from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The  hypothetical total returns set forth above assume an Initial Index Level of
3,400.00  and  a  Maximum  Return  of 13.25% . Each hypothetical total return or hypothetical  payment  at  maturity set forth above is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the table, graph and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a  prospectus)  with  the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the  other  documents relating to this offering that JPMorgan Chase and Co.
has  filed  with  the SEC for more complete information about JPMorgan Chase and
Co.  and  this  offering.  You  may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any  agent or any dealer participating in the this offering will arrange to send you  the  prospectus,  the prospectus supplement as well as any relevant product supplement,  underlying  supplement  and term sheet if you so request by calling toll-free 866-535-9248.

IRS  Circular  230  Disclosure: JPMorgan Chase and Co. and its affiliates do not provide  tax  advice.  Accordingly, any discussion of U.S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors. The products described herein should generally be held to maturity as early  unwinds  could result in lower than anticipated returns. This information is  not  intended  to  provide  and  should  not  be  relied  upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This  material  is  not  a  product  of  J.P. Morgan Research Departments.

Filed pursuant to Rule 433
Registration Statement No: 333-199966
Dated: January 28, 2015